Exhibit 99.1

FOR IMMEDIATE RELEASE	NR06-18

DYNEGY HOLDINGS INC. COMPLETES DEBT REFINANCING

HOUSTON (April 12, 2006) – Dynegy Inc. (NYSE: DYN) and its wholly-owned subsidiary, Dynegy Holdings Inc. (“DHI”), today announced the closing of DHI’s previously announced private offering of $750 million aggregate principal amount of its 8.375% Senior Unsecured Notes due 2016 (the “Senior Unsecured Notes”). Dynegy Inc. and DHI also announced the completion of DHI’s previously announced cash tender offer and consent solicitation for DHI’s Second Priority Senior Secured Floating Rate Notes due 2008 (the “2008 Notes” - CUSIP No. 26816LAH5), 9.875% Second Priority Senior Secured Notes due 2010 (the “2010 Notes” - CUSIP Nos. 26816LAL6 and U2676AAD5) and 10.125% Second Priority Senior Secured Notes due 2013 (the “2013 Notes” - CUSIP Nos. 26816LAP7 and U2676AAE3) (the 2008 Notes, 2010 Notes and 2013 Notes together, the “Second Priority Notes”).

DHI has used the net proceeds of the offering of the Senior Unsecured Notes, together with cash on hand, to purchase the $150.720 million in aggregate principal amount of the 2008 Notes (representing approximately 67% of the previously outstanding 2008 Notes), the $614.000 million in aggregate principal amount of the 2010 Notes (representing 98.2% of the previously outstanding 2010 Notes) and the $899.600 million in aggregate principal amount of the 2013 Notes (representing 100% of the previously outstanding 2013 Notes) that were validly tendered pursuant to the tender offer and consent solicitation prior to Midnight, New York City time, on April 11, 2006, the expiration date of the tender offer and consent solicitation. The net proceeds of the offering of the Senior Unsecured Notes, together with cash on hand, were also used to pay related tender premiums. The total premiums paid on all Second Priority Notes validly tendered were $199.103 million. The total accrued and unpaid interest paid on validly tendered Second Priority Notes was $40.708 million.

DYNEGY HOLDINGS INC. COMPLETES DEBT REFINANCING	NR06-18

2-2-2-2-2

The amendments to the indenture pursuant to which the Second Priority Notes were issued and the releases of the liens on equity interests securing the obligations of DHI and the guarantors of the Second Priority Notes under the indenture, which were proposed in connection with the tender offer and consent solicitation, are now operative. The amendments to the indenture eliminate substantially all of the restrictive covenants and eliminate or modify certain events of default and related provisions previously contained in the indenture.

The Senior Unsecured Notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

The costs associated with the offering of the Senior Unsecured Notes and the tender offer and consent solicitation for the Second Priority Notes will affect Dynegy Inc.’s previously announced 2006 estimates. Dynegy Inc. will update its 2006 cash flow and earnings estimates to reflect the impact of these transactions on its estimated interest expense for 2006 when the company announces its first quarter 2006 results on May 9, 2006.

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of more than 12,800 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. DYNC

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